Filed Pursuant to Rule No. 424(b)(5)
Registration No. 333-150431

PROSPECTUS SUPPLEMENT
(to prospectus dated May 7, 2008)

APOLLO GOLD CORPORATION

1,168,174 Common Shares

The 1,168,174 common shares registered pursuant to this prospectus supplement are issuable upon exercise from time to time of compensation warrants issued as compensation for placement agent services rendered in connection with our offering of 16,688,206 units at $0.30 per unit completed on November 9, 2006.  In connection with the placement of the units, we entered into an agency agreement with Shoreline Pacific, LLC on October 30, 2006.  Pursuant to the agency agreement, we paid Shoreline Pacific, LLC a cash fee equal to seven percent of the gross proceeds to us in the placement and granted Shoreline Pacific, LLC compensation warrants to purchase 1,168,174 common shares.  The compensation warrants are exercisable until November 9, 2009 and entitle the holders thereof to purchase one common share at an exercise price of $0.50 per share.  Please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2006 for additional information regarding our offering of units.

Pursuant to the terms of our engagement letter with Shoreline Pacific, LLC in connection with the November 2006 offering, we agreed to register the issuance of the common shares issuable upon exercise of the compensation warrants.  This prospectus supplement satisfies this registration obligation.  At the request of Shoreline Pacific, LLC, the warrants to which Shoreline Pacific, LLC was entitled as compensation for its placement agent services were issued in the names of Harlan Kleiman (560,723 common shares), Paresh Patel (233,635 common shares), John Slizza (175,226 common shares), Jeffrey Wright (175,226 common shares) and Sally Smith (23,364 common shares), each of whom is an employee of Shoreline Pacific, LLC.  We sometimes refer to the foregoing individuals in this prospectus supplement as the Warrant Holders.

Our common shares are traded on the NYSE Amex exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.”  On October 20, 2009, the closing price for our common shares on the NYSE Amex exchange was $0.57 per share and the closing price on the Toronto Stock Exchange was Cdn$0.60 per share.  For a description of our common shares, see “Description of Common Shares” on page 25 of the related prospectus.

Unless otherwise indicated, all references to “$” or “dollars” in this prospectus supplement refer to United States dollars.  References to “Cdn$” in this prospectus supplement refer to Canadian dollars.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 5 of the related prospectus and on page S-7 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The common shares registered pursuant to this prospectus supplement are issuable upon exercise from time to time of compensation warrants issued to the Warrant Holders as compensation for placement agent services rendered in connection with an offering of units that we completed in November 2006.  We will pay the expenses of this offering.

The date of this prospectus supplement is October 21, 2009.

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the related prospectus.  See “Incorporation of Certain Documents by Reference” on page S-10 of this prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Information on any of the websites maintained by us does not constitute a part of this prospectus supplement or the related prospectus.  You should assume that the information appearing in this prospectus supplement and the related prospectus or any documents incorporated by reference is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the related prospectus have been filed with the United States Securities and Exchange Commission, which we refer to as the SEC, pursuant to a registration statement on Form S-3, which we refer to as the Registration Statement.  This prospectus supplement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to the securities and us.

Our financial statements are prepared in accordance with generally accepted accounting principles in Canada, which we refer to as Canadian GAAP.  We provide certain information reconciling our financial information with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP.

CURRENCY AND EXCHANGE RATE INFORMATION

We report in United States dollars. Accordingly, all references to “$,” “U.S.$” or “dollars” in this prospectus supplement refer to United States dollars unless otherwise indicated. References to “Cdn$” or “Canadian dollars” are used to indicate Canadian dollar values.

The noon rate of exchange on October 20, 2009 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $0.9524 and the conversion of United States dollars was $1.00 equals Cdn$1.05.

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, the related prospectus or in the documents incorporated herein by reference, we use the terms “cash operating costs,” “total cash costs,” and “total production costs,” each of which are considered non-GAAP financial measures as defined in the SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles or U.S. GAAP. These terms are used by management to assess performance of individual operations and to compare our performance to other gold producers.

The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating cost as found on the Consolidated Statements of Operations, less production royalty expenses and mining taxes but includes by-product credits for payable silver, lead and zinc.

The term “total cash costs” is equivalent to cash operating costs plus production royalties and mining taxes.

The term “total production costs” is equivalent to total cash costs plus non-cash costs including depreciation and amortization.

These measures are not necessarily indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles in Canada and the United States and may not be comparable to similarly titled measures of other companies.  See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 for a reconciliation of these non-GAAP measures to our Statements of Operations.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the related prospectus and the documents incorporated by reference in this prospectus supplement and the related prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts.  Words such as “anticipates,” “expects,” “intends,” and similar expressions identify forward-looking statements.  These statements include comments regarding:

•	plans for the further development of the Black Fox mine and mill including, without limitation, the timing of the development of the underground mine at Black Fox;
•	estimates of future production at Black Fox;
•	our ability to resolve the review event with the project finance banks in a satisfactory manner or at all;
•	our ability to reschedule quarterly principal payments under the Black Fox project finance facility;
•	our ability to meet our repayment obligations under the Black Fox project facility;
•	the timing and completion of the technical review of the Black Fox project and the project completion test under the project finance facility;
•	plans for and our ability to finance exploration at our Huizopa, Pike River and Grey Fox properties;
•	our ability to repay the convertible debentures issued to RAB Special Situations (Master) Fund Limited due February 23, 2010;
•	the future effect of recent issuances and registration for immediate resale of a significant number of common share purchase warrants on our share price;
•	future financing of projects, including the financing required for the M Pit expansion at Montana Tunnels;
•	costs associated with placing the Montana Tunnels mine and mill on care and maintenance and the decision to undertake the M Pit expansion;
•	liquidity to support operations and debt repayment;
•	the establishment and estimates of mineral reserves and resources;
•	daily production, mineral recovery rates and mill throughput rates;
•	total production costs;
•	cash operating costs;
•	total cash costs;
•	grade of ore mined and milled from Black Fox and cash flows therefrom;
•	anticipated expenditures for development, exploration, and corporate overhead;
•	timing and issue of permits, including permits necessary to conduct phase II of open pit mining at Black Fox;
•	expansion plans for existing properties;
•	estimates of closure costs;
•	estimates of environmental liabilities;
•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors impacting our results of operations; and
•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus supplement or the related prospectus.  Disclosure of important factors that could cause actual results to differ materially from our plans, intentions or expectations are included under the heading “Risk Factors” in this prospectus supplement and the related prospectus and our Annual Report on Form 10-K for the year ended December 31, 2008.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:

•	changes in business and economic conditions, including the recent significant deterioration in global financial and capital markets;
•	significant increases or decreases in gold and zinc prices;
•	changes in interest and currency exchange rates including the LIBOR rate;
•	changes in availability and cost of financing;
•	timing and amount of production;
•	unanticipated ore grade changes;
•	unanticipated recovery or production problems;
•	changes in operating costs;
•	operational problems at our mining properties;
•	metallurgy, processing, access, availability of materials, equipment, supplies and water;
•	determination of reserves;
•	costs and timing of development of new reserves;
•	results of current and future exploration and development activities;
•	results of future feasibility studies;
•	joint venture relationships;
•	political or economic instability, either globally or in the countries in which we operate;
•	local and community impacts and issues;
•	timing of receipt of government approvals;
•	accidents and labor disputes;
•	environmental costs and risks;
•	competitive factors, including competition for property acquisitions;
•	availability of external financing at reasonable rates or at all; and
•	other risks and uncertainties set forth below under the caption “Risk Factors” in this prospectus supplement and in our periodic report filings with the SEC.

Many of these factors are beyond our ability to control or predict.  These factors are not intended to represent a complete list of the general or specific factors that may affect us.  We may note additional factors elsewhere in this prospectus supplement or the related prospectus and in any documents incorporated by reference into this prospectus supplement.  All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement.

THE COMPANY

Overview

Our earliest predecessor was incorporated under the laws of the Province of Ontario in 1936.  In May 2003, we reincorporated under the laws of the Yukon Territory.  We maintain our registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252.  We maintain our principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656.  Our internet address is http://www.apollogold.com.  Information contained on our website is not a part of this prospectus supplement, the related prospectus or the documents incorporated herein by reference.

We are engaged in gold mining including extraction, processing, refining and the production of by-product metals, as well as related activities including exploration and development.  We own the Black Fox project, an open pit mine and mill located near the Township of Matheson in the Province of Ontario, Canada.  In addition, we are the operator of the Montana Tunnels mine located near Helena, Montana, which is a 50% joint venture with Elkhorn Tunnels, LLC.  We placed the Montana Tunnels mine on care and maintenance at the end of April 2009.  We also own Mexican subsidiaries which own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico.  The Huizopa project is an 80% Apollo/20% Mineras Coronado joint venture.

Black Fox

The Black Fox project consists of mining operations located 7 miles east of Matheson and the Black Fox mill complex located 12 miles west of Matheson, therefore approximately 19 miles from the mine.   Mining of ores at the open pit mine began in March 2009 and milling operations commenced in April 2009.  We also own exploration properties, which we refer to as Grey Fox and the Pike River properties, each of which is located approximately 3.5 kilometers from our Black Fox mine.

On April 14, 2008, we filed a Canadian Instrument, NI 43-101 Technical Report.  The mineral reserves reflected in the table below are taken from this report and were calculated based on a gold price of $650 per ounce.

Black Fox Probable Reserve Statement as of February 29, 2008

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	0.88	4,350	5.2	730,000
Underground	3.0	2,110	8.8	600,000

Total Probable Reserves				1,330,000

Black Fox entered commercial production in May 2009 and, during May and June 2009, the Black Fox mill processed 75,800 tonnes of ore (1,242 tonnes per day), at a grade of 5.28 grams per tonne, achieving a recovery of 92.5%, for total gold production of 11,840 ounces.  Sales of gold produced at Black Fox during the second quarter were 5,043 ounces at a total cash cost of $403 per ounce.  During the first week of July, we commissioned the new crushing circuit which enabled us to increase mill throughput.  During the month of July 2009, 54,600 tonnes of ore (1,761 tonnes per day) were processed at a grade of 3.6 grams per tonne achieving a recovery of 92.4% for total gold production of 5,822 ounces. The mill has been processing ore at the rate planned and recoveries have been satisfactory, however, the grade of ore delivered to the mill has been lower than expected.  As a result, for the three-month period ended July 31, 2009, gold production was less than 80% of the amount that we agreed to produce with Macquarie Bank Limited and RMB Australia Holdings Limited, which we sometimes refer to as the project finance banks, pursuant to the $70,000,000 Black Fox project finance facility that we entered into with the project finance banks on February 20, 2009.  This shortfall triggered a “review event” as defined in the project finance facility agreement between us and the project finance banks.  A “review event” enables the project finance banks to review the project facility and determine if they wish to continue with the financing.

On September 28, 2009, the project finance banks agreed, subject to the condition that we provide a new resource model and life of mine plan to the project finance banks prior to November 15, 2009, to defer (i) the first scheduled repayment of $9,300,000 due on September 30, 2009 under project finance facility and (ii) the requirement to fund the associated debt service reserve account also due on September 30, 2009, which, in accordance with the terms of the project finance facility, requires a reserve amount equal to, at all times after initial funding, the greater of $5,000,000 or the aggregate repayment amount due on the next repayment date.  This deferral will enable the project finance banks and our company to complete an ongoing technical review of the Black Fox project with the objective of rescheduling the quarterly repayment installments under the project finance facility.  As a result of the deferral, the payment of $9,300,000 and the reserve account funding obligation, each originally due on September 30, 2009, now must be satisfied on the earlier to occur of (i) the completion of the project finance bank’s technical review process of the Black Fox mine and (ii) December 31, 2009.  We expect the technical review to be completed before December 31, 2009.  In addition, as part of the deferral, the project finance banks agreed to extend the date by which the project completion test under the project finance facility must be satisfied to March 31, 2010.

We have continued to make progress at Black Fox since July 2009.  Specifically, during the three months of July through September 2009, the Black Fox mill processed approximately 161,000 tonnes of ore at an average grade of 4.1 grams of gold per tonne ore to produce an estimated 19,750 ounces of gold (recovery approximately 94%).  The average mill throughput rate was therefore approximately 1,750 tonnes per day during this period.

As we discuss below under the heading “Recent Events and Other Matters – Toll Milling Arrangement,” we have an agreement with St Andrew Goldfields to toll mill approximately 100,000 tonnes of our Black Fox mine ore at St Andrew Goldfields’ Holt mill facility.  Accordingly, in addition to the gold production from the Black Fox mill, we had additional gold production from ore from the Black Fox mine that was milled at St Andrew Goldfields’ Holt mill facility, located approximately 30 miles east of the Black Fox mine.  As at September 30, 2009, the Holt mill had processed approximately 62,000 tonnes of Black Fox ore at an average grade of 1.9 grams of gold per tonne to produce an estimated 3,500 ounces of gold (recovery approximately 92%).  Therefore, total gold produced by us in the third quarter 2009 was an estimated 23,250 ounces.

Montana Tunnels Mine

On December 5, 2008, we ceased mining of ore from the Montana Tunnels open pit operation as a result of exhausting the ore in our current “L Pit” permit.  In connection therewith, we issued 60 day notice of terminations of employment to 87 employees in compliance with the U.S. Department of Labor’s Worker Adjustment and Retraining Notification Act, which we refer to as the WARN Act.  On February 3, 2009, 82 of these employees were terminated.  On February 27, 2009, we issued additional WARN Act notices to all of the remaining 104 employees in anticipation of the cessation of milling in April 2009.  We ceased milling of stockpiled ore on April 30, 2009 and, effective May 1, 2009, the mine and mill were placed on care and maintenance.  The current estimate of the reclamation liability for the L Pit and the Montana Tunnels site is $18.5 million which is covered by $15.3 million in cash in a trust account plus collateralized land valued at $3.2 million (our share of the liability, cash in trust and collateralized land is 50% of these amounts).

We have received all necessary permits to expand the current pit, which expansion plan we refer to as the M Pit project.  The M Pit project would involve a 12 month pre-stripping program that would cost approximately $70 million, during which time no ore would be produced.  We are not currently engaged in discussions with financing sources for our $35 million share of the financing costs.  The decision to proceed with the M Pit project must be agreed to by both our company and Elkhorn Tunnels, LLC, our joint venture partner at the mine.  We and our joint venture partner have not yet made a production decision on the M Pit project and such decision will depend, among other things, on securing financing for the $70 million and the prices of gold, silver, lead and zinc and available smelter terms.

For the month of May and June, the care and maintenance costs at Montana Tunnels were $0.3 million and our share of these costs is 50%.  During the month of April 2009, when the Montana Tunnels mill was operational, the mill processed 343,400 tons of ore from stockpiled ore at an average throughput of 11,447 tons per day.  Payable production at Montana Tunnels during this period was 1,990 ounces of gold, 52,000 ounces of silver, and 928,000 pounds of lead and 270,000 pounds of zinc.  Our share of this production is 50%.

Total cash costs for the month of April 2009 on a by-product basis were $862 per ounce of gold and on a co-product basis were $833 per ounce of gold, $12.17 per ounce of silver, $0.67 per lb of lead and $0.69 per lb of zinc.

Huizopa Project

On July 7, 2009, we filed a Canadian National Instrument 43-101 for the Huizopa project, which was updated on August 15, 2009.  This 43-101 more fully describes the property and the drilling results from our 2008 drilling program, but does not contain any resources or reserves.

RECENT EVENTS AND OTHER MATTERS

Pike River Property

On September 9, 2009, we completed the acquisition of certain mineral properties, which we sometimes refer to in this prospectus supplement as the Pike River property, located in the Township of Hislop, Ontario, Canada, which are contiguous to the south-east boundary of our Black Fox gold mine and the northwest boundary of our Grey Fox property.  The Pike River property was acquired from Newmont Canada Corporation, which we sometimes refer to in this prospectus supplement as Newmont, and consists of the surface and mineral rights to approximately 1,145 acres consisting of parcels 1735 LC, 1726 LC, 23687 SEC, 23777 SEC, 3852 SEC and 11125 SEC.  The purchase of the Pike River property was made pursuant to a purchase and sale agreement, dated March 12, 2009, between Newmont and our company, which we sometimes refer to in this prospectus supplement as the Purchase Agreement.  Pursuant to the terms of the Purchase Agreement, in consideration for the Pike River property, we paid Cdn$100,000 to Newmont and granted a perpetual 2.5% net smelter production royalty to Newmont from the sale or other disposition of all materials produced from the Pike River property pursuant to a royalty agreement, dated March 25, 2009, between Newmont and our Company.  In addition, as further consideration, within 30 days following the earlier of (i) the date that at least 500,000 ounces of gold equivalent minerals sufficient to be reported pursuant to Canadian National Instrument 43-101 combined reserves (proven and probable) and resources (measured, indicated and inferred) are determined to exist within the Pike River property, or (ii) the commencement of commercial production from any portion of the Pike River property, we shall pay an additional sum of Cdn$1 million to Newmont.  The royalty agreement also contains a first right to negotiate in favor of Newmont pursuant to which, if we wish to option, joint venture, assign, transfer, convey or otherwise dispose of its rights or interests in and to our Black Fox property (but excluding a corporate merger transaction), we must first notify Newmont of our intentions so that Newmont may consider a possible acquisition from us of a portion or all of our interest in our Black Fox property.

Toll Milling Arrangement

On September 9, 2009, we entered into an agreement, which we sometimes refer to in this prospectus supplement as the Toll Milling Agreement, with St Andrew Goldfields Ltd., which we sometimes refer to in this prospectus supplement St Andrew, pursuant to which St Andrew agreed to mill 100,000 tonnes of ore from our Black Fox mine.  We commenced mining open pit gold ore from our Black Fox mine in April 2009 and commenced milling of that ore at our Black Fox mill in May 2009.  To date, the Black Fox open pit mine has produced two categories of ore: (1) higher grade ore (containing plus 3 grams of gold per tonne) and (2) low grade ore (containing between 1 gram and 3 grams of gold per tonne).  The higher grade ores are being processed by our Black Fox mill and the low grade ores have been stockpiled at the Black Fox mine.  As of September 8, 2009, there were approximately 120,000 tonnes of excess low grade ores stockpiled at the Black Fox mine site with an estimated gold grade of approximately 2.0 grams per tonne.  Pursuant to the Toll Milling Agreement, these excess low grade ores will be trucked by a contractor to St Andrew’s Holt Mill, which has a processing capacity of approximately 3,000 tonnes per day.  The Holt Mill is approximately fifty kilometers from the Black Fox mine.  The Toll Milling Agreement is for an initial amount of 100,000 tonnes.

Private Placement

On July 15, 2009, we completed a private placement of 12,221,640 common shares issued to purchasers within and outside the United States at Cdn$0.45 per share and 13,889,390 common shares issued to Canadian purchasers at Cdn$0.54 per share on a “flow through” basis pursuant to the Income Tax Act (Canada) for total gross proceeds equal to Cdn$13 million.  To the extent we have not already done so, we intend to use the proceeds from the sale of the flow through shares (Cdn$7,500,270.60) for exploration activities at our Black Fox project and our Grey Fox exploration property, located 3.5 km southeast of our Black Fox mine.  The costs associated with these exploration activities will qualify as “Canadian Exploration Expenses” as defined in the Income Tax Act (Canada) and will be renounced in favor of the purchasers of the flow through shares.  We intend to use the proceeds from the sale of the common shares (Cdn$5,499,738) for working capital and general corporate purposes.

In connection with the private placement, we entered into an underwriting agreement with Haywood and Blackmont Capital Inc.  Pursuant to the underwriting agreement, Haywood and Blackmont Capital Inc., which we sometimes refer to in this prospectus supplement as the underwriters, agreed to act as underwriters/agents in respect of the private placement and, in consideration therefor, we agreed to (i) pay the underwriters an aggregate cash underwriting commission equal to the amount of Cdn$845,000.56, which represents 6.5% of the total gross proceeds of the private placement, and (ii) issue to the underwriters compensation options to purchase 1,566,662 common shares in the aggregate (which is equal to 6% of the number of common shares and flow through shares sold in the private placement).  Each compensation option is exercisable into one of our common shares at a price of Cdn$0.45 for a period of 24 months from the closing date of the private placement.  In addition, we paid all of the underwriters’ costs and expenses incidental to the placement of the common shares and flow through shares.  Pursuant to the underwriting agreement, we also made customary representations, warranties and covenants, including an agreement not to issue any of our equity securities within 120 days of the closing of the private placement (subject to certain exceptions relating to employee compensation, outstanding convertible debentures, warrants or other derivative securities or in connection with the acquisition of properties or settlement of claims).

The flow through shares were offered and sold to eligible purchasers resident in Canada in reliance on the exemption from registration contained in Regulation S of the Securities Act.  The common shares were offered and sold to eligible purchasers resident in jurisdictions outside of the United States in reliance on the exemption from registration contained in Regulation S of the Securities Act and to eligible purchasers resident in the United States in reliance on the exemption from registration contained in Regulation D under the Securities Act.

Extension of Maturity Date for February 2007 Convertible Debentures held by RAB Special Situations (Master) Fund Limited

On February 23, 2007, we concluded a private placement pursuant to which we sold $8,580,000 aggregate principal amount of convertible debentures due February 23, 2009, which debentures we sometimes refer to in this prospectus supplement as the February 2007 convertible debentures.  Each $1,000 principal amount of the February 2007 convertible debentures was convertible at the option of the holder into 2,000 of our common shares, at any time until February 23, 2009.  Additionally, each $1,000 principal amount of the February 2007 convertible debentures included 2,000 common share purchase warrants, which we sometimes refer to herein as the accompanying warrants, entitling the holder to purchase one of our common shares at an exercise price of $0.50 per share, with such accompanying warrants expiring February 23, 2009.  We filed a Form 8-K with the SEC on February 26, 2007 disclosing the terms of the February 2007 convertible debentures, the warrants and the private placement pursuant to which such securities were issued.

RAB Special Situations (Master) Fund Limited, which we sometimes refer to in this prospectus supplement as RAB, owns $4,290,000 principal amount of February 2007 convertible debentures (on which $772,200 of interest was accrued and unpaid on the original maturity date of February 23, 2009) and 8,580,000 accompanying warrants.  On February 16, 2009, we and RAB agreed to extend the original maturity date of the February 2007 convertible debentures owned by RAB to February 23, 2010.  Furthermore, RAB agreed that we shall have the option to repay the $772,200 of accrued interest on RAB’s February 2007 convertible debentures in either our common shares or cash.  If we elected to pay the accrued interest in common shares, the number of shares issued would be calculated by dividing the accrued interest owed by the volume weighted average market price of our common shares as quoted on the Toronto Stock Exchange during the five trading days ending February 23, 2009.  We elected to exercise our right to pay the $772,200 of accrued interest in our common shares and, in accordance with the foregoing formula, issued 2,444,765 shares to RAB.  In consideration for the foregoing, we agreed to (i) issue 2,000,000 common shares to RAB, (ii) extend the expiration date of the accompanying warrants issued to RAB to March 5, 2010 and (iii) reduce the exercise price of the accompanying warrants issued to RAB from $0.50 to $0.25.  The terms and conditions of the $3,148,100 aggregate principal amount of February 2007 convertible debentures and accompanying warrants not owned by RAB were not amended and the principal amount and accrued interest thereon was repaid to the holders thereof in cash on February 23, 2009.  Consequently, 8,152,000 of the accompanying warrants not held by RAB expired unexercised.

In December 2008, we retained Haywood Securities Inc., which we sometimes refer to in this prospectus supplement as Haywood, to provide financial and advisory services, including in connection with the repayment or restructuring of the February 2007 convertible debentures.  In consideration for those services, we agreed to issue 1,000,000 of our common shares to Haywood by February 28, 2009.  In addition, the Black Fox project facility agreement constitutes an “alternative transaction” under the terms of our agreement with Haywood and requires us to pay certain compensation to Haywood.  Specifically, we are obligated to compensate Haywood by issuing to it 2,172,840 common shares and 2,567,901 common share purchase warrants exercisable for a two year period at an exercise price of Cdn$0.256 per share.  The warrants issued to Haywood contain customary anti-dilution provisions in the event of certain corporate reorganizations or issuances of securities by us to all of our shareholders.

Black Fox Financing

On February 20, 2009, we entered into a project facility agreement with Macquarie Bank Limited and RMB Australia Holdings Limited, which we sometimes refer to as the project finance banks, to act as joint arrangers and underwriters for the Black Fox project finance facility.  The project facility agreement refinanced the $15,000,000 bridge facility agreement that we had previously entered into on December 10, 2008.  As of June 2, 2009, we had drawn down the full $70 million available under the project facility agreement.  The project facility agreement requires that we use proceeds from the facility only for: (i) the funding of the development, construction and operation of our Black Fox project; (ii) the funding of certain fees and costs due under the project facility agreement and certain related project agreements; (iii) corporate expenditures of up to $7,000,000 as approved by the project finance banks in our corporate budget ($3,723,939 of which was used to repay the February 2007 convertible debentures, and interest thereon, not held by RAB); (iv) repayment of $15,341,345 under the bridge facility agreement and (v) any other purpose that the project finance banks approve.

The project facility agreement was subject to an arrangement fee of $3,465,551, which was paid upon the initial drawdown under the project facility agreement on February 23, 2009, and a commitment fee equal to 1% per annum calculated on a daily basis on the average monthly balance of the undrawn commitment, which is payable in arrears on March 31, 2009 and June 30, 2009.  On March 31, 2009, we paid a commitment fee of $48,472.  On June 30, 2009, we paid a commitment fee of $26,208.  Amounts borrowed under the project facility agreement bear interest at LIBOR plus 7% per annum and the interest is payable commencing March 31, 2009 and in accordance with the applicable interest period (currently monthly but may be monthly, quarterly or such other period agreed to by the project finance banks and us).  The repayment schedule of the $70 million principal amount was originally as follows:

Repayment Date	Repayment Amount
September 30, 2009	$9,300,000
December 31, 2009	$6,000,000
March 31, 2010	$4,400,000
June 30, 2010	$4,000,000
September 30, 2010	$3,200,000
December 31, 2010	$2,200,000
March 31, 2011	$1,800,000
June 30, 2011	$2,700,000
September 30, 2011	$2,800,000
December 31, 2011	$2,900,000
March 31, 2012	$4,900,000
June 30, 2012	$6,800,000
September 30, 2012	$9,000,000
December 31, 2012	$3,800,000
March 31, 2013	$6,200,000

However, on September 28, 2009, the project finance banks agreed, subject to the condition that we provide a new resource model and life of mine plan to the project finance banks prior to November 15, 2009, to defer (i) the first scheduled repayment of $9,300,000 due on September 30, 2009 under project finance facility and (ii) the requirement to fund the associated debt service reserve account also due on September 30, 2009, which, in accordance with the terms of the project finance facility, requires a reserve amount equal to, at all times after initial funding, the greater of $5,000,000 or the aggregate repayment amount due on the next repayment date.  This deferral will enable the project finance banks and our company to complete an ongoing technical review of the Black Fox project with the objective of rescheduling the quarterly repayment installments under the project finance facility.  As a result of the deferral, the payment of $9,300,000 and the reserve account funding obligation, each originally due on September 30, 2009, now must be satisfied on the earlier to occur of (i) the completion of the project finance bank’s technical review process of the Black Fox mine and (ii) December 31, 2009.  For more information regarding the foregoing, see “The Company – Black Fox” on page S-5 of this prospectus supplement.

Under the terms of the project facility agreement, all cash proceeds generated from the Black Fox project must be deposited into a proceeds account and may only be withdrawn and used by us in accordance with the terms set forth in the project facility agreement.

In connection with the project facility agreement, we issued 34,836,111 warrants to the project finance banks (11,637,775 to RMB Australia Holdings Limited and 23,198,336 to Macquarie Bank Limited) as partial consideration for financing services provided in connection with the project facility agreement.  Each warrant entitles the holder to purchase one of our common shares pursuant to the terms and conditions of the warrant.  The warrants expire on February 20, 2013 and have an exercise price of Cdn$0.252 per warrant share, subject to customary anti-dilution adjustments.  The warrants are in addition to the 42,614,254 warrants (21,307,127 to each project finance bank) issued to the project finance banks in connection with the bridge facility agreement.  Following the issuance of the 34,836,111 warrants provided in connection with the project facility agreement and assuming exercise by the project finance banks of all warrants held by them, RMB Australia Holdings Limited and Macquarie Bank Limited would beneficially own 11.30% and 14.78%, respectively, of our issued and outstanding capital stock (on an otherwise undiluted basis), and based on 261,422,222 shares outstanding as of October 1, 2009.

Borrowings under the project facility agreement are secured by a first lien on substantially all of our assets, including the Black Fox project, and the stock of our subsidiaries.

The project facility agreement contains various financial and operational covenants that impose limitations on us.  These include, among other things, limitations and covenants regarding:  (i) the conduct of the Black Fox project and use of related assets; (ii) the completion of the Black Fox project; (iii) the use of our funds; (iv) compliance with applicable laws and permits; (v) mining rights at the Black Fox project; (vi) our corporate budget; (vii) provision of information; (viii) maintenance of accounting records; (ix) maintenance of corporate existence; (x) compliance with certain material agreements; (xi) capital maintenance requirements; (xii) payment of indebtedness and taxes; (xiii) amendments to existing agreements relating to the Black Fox project or entry into any such agreements; (xiv) amendments to governing documents; (xv) disposition of or encumbrance of certain assets; (xvi) engaging in other lines of business; (xvii) incurrence of indebtedness; (xviii) related party transactions; (xix) creation of new subsidiaries; (xx) dividends and other distributions; (xxi) maintenance of the property securing the project facility agreement; (xxii) insurance; (xxiii) subordination of intercompany claims; (xxiv) tradeability of the warrant shares under Canadian securities laws; (xxv) registration of the warrant shares under United States securities laws; (xxvi) maintenance of listing status on the TSX and status as a reporting issuer under Canadian securities laws; (xxvii) maintenance of certain financial coverage ratios and minimum project reserves; (xxviii) satisfaction of a minimum tangible net worth test; and (xxix) maintenance of the hedging arrangements described below; and (xxx) the operation of the Black Fox project in compliance with an agreed cash flow budgeting and operational model.

Subject in certain cases to applicable notice provisions and cure periods, events of default under the project facility agreement include, without limitation: (i) failure to make payments when due; (ii) certain misrepresentations under the project facility agreement and certain other documents; (iii) breach of financial covenants in the project facility agreement; (iv) breach of other covenants in the project facility agreement and certain other documents; (v) loss of certain mineral rights; (vi) compulsory acquisition or expropriation of certain secured property by a government agency; (vii) certain cross-defaults on other indebtedness of our company; (viii) entry of certain judgments against us that are not paid or satisfied; (ix) enforcement of encumbrances against our material assets (or any such encumbrance becomes capable of being enforced); (x) events of liquidation, receivership or insolvency of our company; (xi) maintenance of listing status on the TSX or NYSE Amex exchange and status as a reporting issuer under Canadian securities laws; or (xii) occurrence of any event which has or is reasonably likely to have a material adverse effect on our assets, business or operations, our ability to perform under the project facility agreement and other transaction documents, the rights of the project finance banks or the enforceability of a transaction document.  The project facility agreement provides that in the event of default, the project finance banks may declare that the debts and monetary liabilities of our company are immediately due and payable and/or cancel the credit facility.

As a part of the project facility agreement, we and the project finance banks have entered into a hedging program covering both gold sales and part of our Canadian dollar operating costs.  Specifically, we have entered into a 250,430 ounce gold forward sales program which will be allocated across the four year term of the project facility agreement.  The weighted average price of the sales program is $876 per ounce of gold.  The foreign exchange hedge program involves the purchase of Cdn$70.2 million for the equivalent of US$58 million, at an exchange rate of US$1.00 equals Cdn$1.21, over the four year term of the project facility agreement.

RISK FACTORS

An investment in our common shares involves a high degree of risk.  You should consider the risk factors set forth below and the other information in this prospectus supplement and related prospectus before purchasing any of our common shares.  In addition to historical information, the information in this prospectus supplement contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus supplement. The risks below address some of the factors that may affect our future operating results and financial performance.

A “review event” has occurred under our Black Fox project facility, which could result in the project finance banks requiring repayment of all amounts outstanding thereunder.

Gold production for the three-month period ended July 31, 2009 was less than 80% of the amount projected to be produced in the “cash flow model” (as defined in the Black Fox project facility) provided to the project finance banks under the Black Fox project facility. As a result, a “review event” (as defined in the Black Fox project facility) was triggered under the in the project facility and we notified the project finance banks of such occurrence in July 2009.  The occurrence of a review event triggers the ability of the banks to review the project facility and determine if they wish to continue with the project facility.

On September 28, 2009, the project finance banks agreed, subject to the condition that we provide a new resource model and life of mine plan to the project finance banks prior to November 15, 2009, to defer (i) the first scheduled repayment of $9,300,000 due on September 30, 2009 under project finance facility and (ii) the requirement to fund the associated debt service reserve account also due on September 30, 2009, which, in accordance with the terms of the project finance facility, requires a reserve amount equal to, at all times after initial funding, the greater of $5,000,000 or the aggregate repayment amount due on the next repayment date.  This deferral will enable the project finance banks and our company to complete an ongoing technical review of the Black Fox project with the objective of rescheduling the quarterly repayment installments under the project finance facility.  As a result of the deferral, the payment of $9,300,000 and the reserve account funding obligation, each originally due on September 30, 2009, now must be satisfied on the earlier to occur of (i) the completion of the project finance bank’s technical review process of the Black Fox mine and (ii) December 31, 2009.

There is no guaranty that we will be able to (i) provide a new resource model and life of mine plan to the project finance banks prior to November 15, 2009, (ii) repay the deferred payment of $9,300,000 and the deferred reserve account funding obligation, in each case originally due on September 30, 2009, within the required timeframe described above or at all, (iii) successfully reschedule the quarterly repayment installments under the project finance facility or (iv) satisfactorily resolve the technical review currently being conducted by the project finance banks with respect to Black Fox.  If we are unable to satisfactorily restructure our repayment obligations with the project finance banks, we may not be able to meet our obligations under the project finance facility which would result in a material default thereunder.  Any such default under the project finance facility may result in the project facility banks foreclosing on our assets which could force us to seek protection under applicable bankruptcy laws and, accordingly, would materially impair the value of our common shares.

Our substantial debt could adversely affect our financial condition; and our related debt service obligations may adversely affect our cash flow and ability to invest in and grow our businesses.

We now have, and for the foreseeable future will continue to have, a significant amount of indebtedness.  As of September 28, 2009, we had an aggregate principal amount of $70.0 million in indebtedness outstanding under the project finance facility.  While our $70 million project facility is outstanding, we will have annual principal repayment obligations thereunder of between approximately $6.2 million and $24.5 million.  The interest rate on this loan is floating based on the LIBOR rate plus 7 percent per annum; accordingly, if the LIBOR rate is increased, interest expense will be higher.  The maturity date on this loan is March 31, 2013.  We intend to fulfill our debt service obligations from cash generated by our Black Fox project, which is expected to be our only source of significant revenues.  Because we anticipate that a substantial portion of the cash generated by our operations will be used to service this loan during its term, such funds will not be available to use in future operations, or investing in our businesses.  The foregoing may adversely impact our ability to repay the $4,290,000 principal amount of convertible debentures due February 23, 2010 owned by RAB, to finance the development of the M Pit at Montana Tunnels and conduct all of our planned exploration activities at our Huizopa, Pike River and Grey Fox properties or pursue other corporate opportunities.  In addition, we may not generate sufficient cash from operations to repay our debt obligations or satisfy any additional debt obligations when they become due and may have to raise additional financing from the sale of equity or debt securities, enter into commercial transactions or otherwise restructure our debt obligations.  There can be no assurance that any such financing or restructuring will be available to us on commercially acceptable terms, or at all, and our existing debt agreements prohibit us from incurring additional indebtedness without the consent of the lenders thereunder.  If we are unable to restructure our obligations, we may be forced to seek protection under applicable bankruptcy laws.  Any corporate restructuring proceeding or bankruptcy would materially impair the value of our common shares.

Operational problems and start-up issues may disrupt mining operations at Black Fox, which commenced in March 2009, and impair the operation of and substantially reduce gold production from milling operations at Black Fox, the commissioning of which commenced in April 2009.

Mine development projects, including our Black Fox project, inherently involve risks and hazards.  Although we commenced mining of the Black Fox open pit in March 2009 and commenced the commissioning of the mill in April 2009, the successful development of and any future production at our Black Fox project could be prevented, delayed or disrupted by, among other things:

•	unanticipated changes in grade and tonnage of material to be mined and processed;
•	unanticipated adverse geotechnical conditions;
•	incorrect data on which engineering assumptions are made;
•	availability and cost of labor and other supplies and equipment;
•	availability of economic sources of power;
•	adequacy of water supply;
•	adequacy of access to the site;
•	unanticipated transportation costs;
•
government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	lower than expected ore grades;
•	the physical or metallurgical characteristics of the ore being less amenable to mining or treatment than expected;
•	problems with delivery and installation of equipment necessary to commence or continue operations as planned; or
•	failure of our equipment, processes or facilities to operate properly or as expected.

As noted above in “The Company – Black Fox,” the Black Fox mine has produced lower than expected ore grades.  As a result, a “review event” was triggered under the Black Fox project finance facility and we entered into the toll milling agreement with St Andrew (see “Recent Events and Other Matters – Toll Milling Arrangement”).

Production delays or stoppages will adversely affect our sales and operating results, and could prevent us from meeting our debt repayment obligations under the project facility agreement.

Furthermore, we cannot be certain that the Black Fox project will be developed at the budgeted cost.  Although we believe that we have obtained sufficient funds to develop the Black Fox project, we cannot provide assurance of this.  If the actual cost to complete the Black Fox project is significantly higher than currently expected, there can be no assurance that we will have sufficient funds to cover these costs or that we will be able to obtain alternative sources of financing to cover these costs.

We placed our Montana Tunnels mine on care and maintenance on May 1, 2009.

On May 1, 2009, we placed the Montana Tunnels mine and mill on care and maintenance as a result of exhausting the ore in our current L Pit permit.  While we have received all necessary permits to expand the current pit, which expansion plan we refer to as the M Pit project, we estimated that the M Pit project would cost approximately $70 million, and we and our joint venture partner have not yet determined whether to proceed with the M Pit project.  Such decision will depend, among other things, on the ability to secure financing for the estimated $70 million on acceptable terms and the prices of gold, silver, lead and zinc and available smelter terms.  If we choose to and are able to pursue the M Pit project, we expect that the pre-stripping program will take approximately 12 months.

The Montana Tunnels mine has been our only source of revenue and cash flow in recent years and, now that it has been placed on care and maintenance, it will no longer generate revenue or cash flow for us.

We do not currently have and may not be able to raise sufficient funds to explore our Huizopa, Pike River and Grey Fox properties and commence the development of the M Pit at Montana Tunnels.

We do not currently have sufficient funds to undertake the M Pit expansion at the Montana Tunnels mine and conduct all of our planned exploration activities at our Huizopa and Grey Fox properties.  The M Pit expansion and exploration of Huizopa and Grey Fox will require significant capital expenditures.  Sources of external financing may include bank and non-bank borrowings and future debt and equity offerings.  There can be no assurance that financing will be available on acceptable terms, or at all.  The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

In addition, in the past year, the U.S. stock market indexes experienced steep declines and volatility and the availability of debt financing tightened.  In light of these developments, concerns by investors regarding the stability of the U.S. financial system could result in less favorable commercial financing terms, including higher interest rates or costs and tighter operating covenants, thereby preventing us from obtaining the financing required to develop the M Pit at Montana Tunnels and to conduct all of our planned exploration activities at our Huizopa, Pike River and Grey Fox properties.

The existence of outstanding rights to purchase common shares may impair our share price and our ability to raise capital.

Approximately 129.9]million of our common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.176 to $2.24 and a weighted average price of $0.33.  In addition, there are 8,580,000 common shares issuable upon the conversion of the $4,290,000 outstanding principal amount of convertible debentures due February 23, 2010 held by RAB, which are convertible at a price of $0.50 per share.  During the term of the warrants, options, convertible debentures and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional equity financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options, convertible debentures and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable to us than those provided by the outstanding rights.

Past and future equity issuances could impair our share price.

If our shareholders sell substantial amounts of our common shares, the market price of our common shares could decrease. We have 261,422,222 common shares outstanding as of October 20, 2009.  In addition, we may sell additional common shares in subsequent offerings and issue additional common shares to finance future acquisitions or as compensation in financing transactions.  In the bridge facility financing completed on December 10, 2008 and the project facility financing completed February 20, 2009, we issued warrants to purchase 77,450,365 common shares to the project finance banks (32,944,902 to RMB Australia Holdings Limited and 44,505,463 to Macquarie Bank Limited), representing approximately 29.6% of our outstanding common shares (on an undiluted basis) as of October 1, 2009, as partial consideration for financing services.  In addition, we issued 2,567,901 common share purchase warrants to Haywood Securities Inc. in consideration for financial advisory services provided in connection with the restructuring of the February 2007 convertible debentures held by RAB and the project finance facility.  We registered the resale of the common shares underlying the warrants issued to the project finance banks and Haywood with the SEC.

We cannot predict the size of future issuances of common shares or the effect, if any, that future issuances and sales of common shares will have on the market price of our common shares. Sales or issuances of large numbers of our common shares, or the perception that such sales might occur, may adversely affect prevailing market prices for our common shares. With any additional issuance of common shares, investors will suffer dilution and we may experience dilution in our earnings per share.

The market price of our common shares has experienced volatility and could decline significantly.

Our common shares are listed on the NYSE Amex exchange and the Toronto Stock Exchange.  Our share price has declined significantly since 2004, and over the last year the closing price of our common shares has fluctuated from a low of $0.11 per share to a high of $0.59 per share.   The stock prices of virtually all companies have decreased since the fall of 2008 as global economic issues have adversely affected public markets.  Furthermore, securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved.  These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries.  Our share price is also likely to be significantly affected by global economic issues, as well as short-term changes in gold and zinc prices or in our financial condition or liquidity.  As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value.  Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities.  We could in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

We have a history of losses.

With the exception of fiscal years ended December 31, 2008 and 2007, during which we had a net income of $1,596,000 and $2,416,000, respectively, we have incurred significant losses. Our net losses were $15,587,000 and $22,208,000 for the years ended December 31, 2006 and 2005, respectively.  In addition, we placed the Montana Tunnels mine, which has been our only source of revenue in recent years, on care and maintenance on April 30, 2009 as a result of exhausting the ore in our current L Pit permit.  In addition, if we choose and are able to pursue the M Pit expansion, we expect that the pre-stripping program will take approximately 12 months during which we will have no revenue or cash flow from the Montana Tunnels mine.  However, during this time we will have obligations under loan agreements and for the development of the Black Fox project and therefore, we expect that there could be significant losses until such time as we begin production from Black Fox and there can be no assurance that we will achieve or sustain profitability in the future.

Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We historically have derived all of our revenues from the sale of gold, silver, lead and zinc, and our development and exploration activities are focused on gold.  As a result, our future earnings are directly related to the price of gold.  Since the beginning of 2008, the London P.M. or afternoon fix gold spot price, as reported by the Wall Street Journal, has fluctuated from a high of $1059.50/oz to a low of $712.50/oz and was $1,050.50/oz on October 19, 2009.  Changes in the price of gold significantly affect our profitability and the trading price of our common shares.  Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;

•	central bank lending, sales and purchases of gold;

•	forward sales of gold by producers and speculators;

•	production and cost levels in major gold-producing regions; and

•	rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;

•	expectations of the future rate of inflation (if any);

•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

•	interest rates; and

•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices.  The supply of gold consists of a combination of new production from mining and existing shares of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals.  As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price.  Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict.  If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, that will make it more difficult to obtain financing for our projects, we will experience additional losses and we could also be required to discontinue exploration, development and/or mining at one or more of our properties.

Possible hedging activities could expose us to losses.

As a part of the project facility agreement, we and the project finance banks entered into a hedging program covering both gold sales and part of our Canadian dollar operating costs. Specifically, we have entered into a 250,430 ounce gold forward sales program which will be allocated across the four year term of the project facility agreement. The weighted average price of the sales program is $876 per ounce of gold.  The foreign exchange hedge program involves the purchase of Cdn$70.2 million for the equivalent of US$58 million, at an exchange rate of US$1.00 equals Cdn$1.21, over the four year term of the project facility agreement.

In the future, we may enter into currency and precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments.  There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations.  Further, there can be no assurance that the use of hedging techniques will always be to our benefit.  Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production.  This limitation would limit our revenues and profits.  Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts.  It is our intention to deliver the quantity of gold required by our forward sales on a going forward basis; however, we may cash settle these forward sale obligations if it is beneficial to us.  Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

Disruptions in the supply of critical equipment and increases in prices of raw materials could adversely impact our operations.

We are a significant consumer of electricity, mining equipment, fuels and mining-related raw materials, all of which we purchase from outside sources.   Increases in prices of electricity, equipment, fuel and raw materials could adversely affect our operating expenses and profitability.  Furthermore, failure to receive raw materials in a timely manner from third party suppliers could impair our ability to meet production schedules or our contractual commitments and thus adversely impact our revenues.  From time to time, we obtain critical mining equipment from outside North America.  Factors that can cause delays in the arrival of such equipment include weather, political unrest in countries from which equipment is sourced or through which it is delivered, terrorist attacks or related events in such countries or in the U.S., and work stoppages by suppliers or shippers.  Prolonged disruptions in the supply of any of our equipment or other key raw materials, implementing use of replacement equipment or new sources of supply, or a continuing increase in the prices of raw materials and energy could have a material adverse effect on our operating results, financial condition or cash flows.

Our investments in auction rate securities are subject to risks which may cause losses and affect the liquidity of these investments.

We acquired auction rate securities in 2007 with a face value of $1.5 million.  The securities were marketed by financial institutions with auction reset dates at 28 day intervals to provide short-term liquidity.  All such auction rate securities were rated AAA when purchased, pursuant to our investment policy.  Beginning in August 2007, a number of auctions failed and there is no assurance that auctions for the auction rate securities in our investment portfolio, which currently lack liquidity, will succeed.  An auction failure means that the parties wishing to sell their securities could not do so as a result of a lack of buying demand.  As at June 30, 2009, our auction rate securities held an adjusted cost basis and fair value of $1.1 million based on liquidity impairments to these securities and, during the second quarter of 2008, were downgraded to a AA rating.   Uncertainties in the credit and capital markets could lead to further downgrades of our auction rate securities holdings and additional impairments.  Furthermore, as a result of auction failures, our ability to liquidate and fully recover the carrying value of our auction rate securities in the near term may be limited or not exist.

Substantially all of our assets are pledged to secure our indebtedness.

Substantially all of the Montana Tunnels assets and our Black Fox property are pledged to secure indebtedness outstanding under the Facility Agreement, dated February 20, 2009, by and among Apollo Gold, Macquarie Bank Limited, RMB Australia Holdings Limited and RMB Resources Inc.  Default under our debt obligations would entitle our lenders to foreclose on our assets.  Since these assets represent substantially all of our assets, our ability to raise additional secured lending with other financial institutions is greatly impaired.  Furthermore, covenants in our borrowing agreement restrict our ability to incur unsecured indebtedness.  Consequently, in order for us to raise additional funds prior to the maturity date of our project facility, we may be limited to conducting unsecured debt and equity offerings.  These offerings may not provide the necessary capital to fund our future growth, exploration activities or other development plans.

Our Huizopa exploration project is subject to political and regulatory uncertainty.

Our Huizopa exploration project is located in the northern part of the Sierra Madres in the State of Chihuahua, Mexico. There are numerous risks inherent in conducting business in Mexico, including political and economic instability, exposure to currency fluctuations, greater difficulties in accounts receivable collection, difficulties in staffing and managing operations and potentially adverse tax consequences. In addition, our ability to explore and develop our Huizopa exploration project is subject to maintaining satisfactory relations with the Ejido Huizopa, which is a group of local inhabitants who under Mexican law are granted rights to conduct agricultural activities and control surface access on the property. In 2006, we entered into an agreement with the Ejido Huizopa pursuant to which we agreed to make annual payments to the Ejido Huizopa in exchange for the right to use the land covering our mining concessions for all activities necessary for the exploration, development and production of potential ore deposits. There can be no assurances that the Ejido Huizopa will continue to honor the agreement. If we are unable to successfully manage our operations in Mexico or maintain satisfactory relations with the Ejido Huizopa, our development of the Huizopa property could be hindered or terminated and, as a result, our business and financial condition could be adversely affected.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals.  We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us.  Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less.  Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production.  Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices.  Our reserves at our Black Fox project were estimated using a gold price of $650/oz.  These prices have fluctuated widely in the past.  Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit, and lead to a reduction in reserves.  Any material reduction in our reserves may lead to lower earnings or higher losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition, including difficulty in obtaining financing and a decrease in our stock price.  Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.  No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our Black Fox project.  We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing.  In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future.

Each of these factors also applies to future development properties not yet in production and to the Montana Tunnels M Pit.  In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates.  In addition, development and expansion projects are subject to financing contingencies, unexpected construction and start-up problems and delays.

Our future profitability depends in part on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

We are engaged in the development of new ore bodies.  Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations.  Decisions about the development of the M Pit expansion at Montana Tunnels and other future projects, such as our Huizopa, Pike River and Grey Fox projects, are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow.  Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis.  We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates.  It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.  There can be no assurance that the Black Fox property that we are developing or any future M Pit expansion at Montana Tunnels will be profitable.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures as well as the associated risks of underground mining.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability.  For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice.  However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums.  Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance.  To the extent we are subject to environmental liabilities, we would have to pay for these liabilities.  Moreover, in the event that we are unable to fully pay for the cost of remediating an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

Mineral exploration in general, and gold exploration in particular, are speculative and are frequently unsuccessful.

Mineral exploration is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive.  There can be no assurance that our mineral exploration efforts will be successful.  If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change.  Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities.  As a result of these and other uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects.  Over this period, with the exception of the fiscal years 2008 and 2007, we have not generated sufficient revenues to cover our expenses and costs.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights of the Montana Tunnels mine consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872.  Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law.  Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government.  The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.  In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law.  Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future.  If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims.  If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that our rights to mine on any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them and, in September 2006 some of our claims associated with our Black Fox project were listed as reopened for staking on the Ministry of Northern Development and Mines (MNDM) website.  Five of these claims totaling 185 acres were immediately staked by local prospectors.  None of our reserves or resources at our Black Fox project are located on the properties related to these claims.  All of these overstaked claims have since been returned to us.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, purchase price installments, exploration expenditures, or other fees.  If we fail to make these payments when they are due, our rights to the property may lapse.  There can be no assurance that we will always make payments by the requisite payment dates.  In addition, some contracts with respect to our mineral properties require development or production schedules.  There can be no assurance that we will be able to meet any or all of the development or production schedules.  Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

We face substantial governmental regulation.

Canadian Regulation.  Our Black Fox mining operations and exploration activities in the Province of Ontario are subject to various laws and regulations governing the environment, agricultural zoning, prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, mine safety and other matters. The Canadian mining industry is subject to federal and provincial environmental protection legislation. This legislation imposes high standards on the mining industry in order to reduce or eliminate the effects of waste generated by extraction and processing operations and subsequently emitted into the air or water. Consequently, drilling, refining, extracting and milling are all subject to the restrictions imposed by this legislation. In addition, the construction and commercial operation of a mine typically entail compliance with applicable environmental legislation and review processes, as well as the obtaining of permits, particularly for the use of the land, permits for the use of water, and similar authorizations from various government bodies. Canadian federal, provincial, and local laws and regulations relating to the exploration for and development, production and marketing of mineral production, as well as environmental and safety matters have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with such requirements. There is no assurance that laws and regulations enacted in the future will not adversely affect our financial condition and results of operations. We believe that it is in substantial compliance with all current laws and regulations material to our activities. However, changing government regulations may have an adverse effect on us.

United States Regulation.  Our U.S. mining operation is subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA.  Our policy is to comply with applicable directives and regulations of MSHA and OSHA.  We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority.  The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine.  Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive.  We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

Some of our properties are located in historic mining districts with past production and abandoned mines.  The major historical mine workings and processing facilities owned (wholly or partially) by us in Montana are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability.  We are participating with the MDEQ under Voluntary Cleanup Plans on those sites.  Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ.  MDEQ is also contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”).  In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA.  In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and granted us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository.  There can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future.  We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990.  Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards.  We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time.  We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business.  Expenses associated with the compliance with new laws or regulations could be material.  Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability.   We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production.  To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations.  If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.  The potential exposure may be significant and could have a material adverse effect on us.  We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits.  All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S.  Many of the regulations require us to obtain permits for our activities.  We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities.  It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time.  Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities.  The posting of bonds in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties.  In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities.  Because we face strong competition for new properties from other mining companies, many of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development.  We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers.  We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

There may be certain tax risks associated with investments in our company.

U.S. persons who are potential holders of our common shares, warrants or options to purchase our common shares, or debentures convertible into our common shares, which we sometimes refer to in this prospectus supplement as equity securities, should be aware that we could constitute a “passive foreign investment company” (or a “PFIC”) for U.S. federal income tax purposes.  The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income.  The application of these factors depends upon our financial results for the year, which is beyond our ability to predict or control, and may be subject to legal and factual uncertainties.  While we do not expect to be a PFIC in 2009, we are unable to predict whether we will be a PFIC in 2009 or in later years.  We undertake no obligation to advise investors as to our PFIC status for any year.

If we are a PFIC for any year, any holder of our equity securities who is a U.S. person for U.S. federal income tax purposes, which we sometimes refer to in this prospectus supplement as a U.S. holder, and whose holding period for the equity securities includes any portion of a year in which we are a PFIC generally would be subject to a special adverse tax regime in respect of “excess distributions.”  Excess distributions would include certain distributions received with respect to our common shares.  Gain recognized by a U.S. holder on a sale or other transfer of our equity securities also would be treated as an excess distribution.  Under the PFIC rules, excess distributions would be allocated ratably to a U.S. holder’s holding period.  For this purpose, the holding period of common shares acquired through either an exercise of warrants or options or a conversion of debentures includes the holder’s holding period in those warrants, options, or convertible debentures.

The portion of any excess distributions (including gains treated as excess distributions) allocated to the current year would be includible as ordinary income in the current year.  In contrast, the portion of any excess distributions allocated to prior years would be taxed at the highest marginal rate applicable to ordinary income for each year (regardless of the taxpayer’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. federal income tax deferral.

Elections may be available to mitigate the adverse tax rules that apply to PFICs (the so-called “QEF” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income.  The QEF and mark-to-market elections are not available to U.S. holders with respect to warrants, options, or convertible debentures.  We have not decided whether we will provide the U.S. Holders of our common shares with the annual information required to make a QEF election.

Additional special adverse rules could apply to our equity securities if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC.  Finally, special adverse rules that impact certain estate planning goals could apply to our equity securities if we are a PFIC.

The PFIC rules are extremely complex, and shareholders are urged to consult their own tax advisers regarding the potential consequences to them of Apollo being classified as a PFIC.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation.  While our chief executive officer is located in the United States, many of our assets are located outside of the United States.  Additionally, a number of our directors and the experts named in this prospectus supplement are residents of Canada.  It might not be possible for investors in the United States to collect judgments obtained in United States courts predicated on the civil liability provisions of U.S. securities legislation.  It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts.  Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts identified in this prospectus supplement, the related prospectus or documents incorporated by reference herein, in United States courts would be limited to the assets, or the assets of such persons or corporations, as the case might be, in the United States.  The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

USE OF PROCEEDS

The 1,168,174 common shares registered pursuant to this prospectus supplement are issuable upon exercise from time to time of compensation warrants issued as compensation for placement agent services rendered in connection with our offering of 16,688,206 units at $0.30 per unit completed on November 9, 2006.  In connection with the placement of the units, we entered into an agency agreement with Shoreline Pacific, LLC on October 30, 2006.  Pursuant to the agency agreement, we paid Shoreline Pacific, LLC a cash fee equal to seven percent of the gross proceeds to us in the placement and granted Shoreline Pacific, LLC compensation warrants to purchase 1,168,174 common shares.  The compensation warrants are exercisable until November 9, 2009 and entitle the holders thereof to purchase one common share at an exercise price of $0.50 per share.  Please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2006 for additional information regarding our offering of units.

Pursuant to the terms of our engagement letter with Shoreline Pacific, LLC in connection with the November 2006 offering, we agreed to register the issuance of the common shares issuable upon exercise of the compensation warrants.  This prospectus supplement satisfies this registration obligation.  At the request of Shoreline Pacific, LLC, the warrants to which Shoreline Pacific, LLC was entitled as compensation for its placement agent services were issued in the names of the Warrant Holders, each of whom is an employee of Shoreline Pacific, LLC.  Accordingly, the common shares underlying the compensation warrants and offered hereby will be issued to the Warrant Holders as follows: Harlan Kleiman (560,723 common shares), Paresh Patel (233,635 common shares), John Slizza (175,226 common shares), Jeffrey Wright (175,226 common shares) and Sally Smith (23,364 common shares).

Upon the exercise of the compensation warrants by the Warrant Holders, we will receive $0.50 per common share issued thereunder, or $584,087 in the aggregate.  However, there can be no assurance that the Warrant Holders will exercise their compensation warrants in whole or in part and therefore, that we will receive any proceeds.  If any of the Warrant Holders exercise their compensation warrants, we intend to use the net proceeds from the exercise price of such compensation warrants for the exploration and development of our properties and working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are listed on the NYSE Amex LLC under the trading symbol “AGT” and on the Toronto Stock Exchange under the trading symbol “APG.”  As of October 20, 2009, 261,422,222 common shares were outstanding, and we had approximately 976 shareholders of record.  On October 20, 2009, the closing price for our common shares on the NYSE Amex LLC was $0.57 per share and the closing price on the Toronto Stock Exchange was Cdn$0.60 per share.

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common shares.

	NYSE Amex LLC		Toronto Stock Exchange
	High	Low	High	Low
	($)		Cdn$
2009:
First Quarter	0.37	0.19	0.47	0.24
Second Quarter	0.49	0.30	0.55	0.38
Third Quarter	0.52	0.37	0.56	0.41
Fourth Quarter (through October 20, 2009)	0.59	0.46	0.61	0.50
2008:
First Quarter	0.74	0.49	0.72	0.50
Second Quarter	0.70	0.51	0.71	0.53
Third Quarter	0.54	0.24	0.51	0.25
Fourth Quarter	0.25	0.11	0.30	0.13
2007:
First Quarter	0.74	0.44	0.85	0.52
Second Quarter	0.52	0.40	0.59	0.42
Third Quarter	0.56	0.39	0.56	0.42
Fourth Quarter	0.61	0.45	0.60	0.44

We have not declared or paid cash dividends on our common shares since our inception.  Future dividend decisions will consider our then-current business results, cash requirements and financial condition.  The Black Fox project facility agreement with the project finance banks currently restricts our ability to pay dividends.

PLAN OF DISTRIBUTION

The 1,168,174 common shares registered pursuant to this prospectus supplement are issuable upon exercise from time to time of compensation warrants issued to the Warrant Holders as compensation for placement agent services in connection with an offering of units that we completed in November 2006.  To the extent that any of the common shares registered under this prospectus supplement are issued to the Warrant Holders, such common shares will be issued directly to the Warrant Holders, without the use of underwriters or agents.

The common shares registered by this prospectus supplement will be listed on the NYSE Amex LLC and Toronto Stock Exchange.

DESCRIPTION OF SECURITIES

We are authorized to issue an unlimited number of common shares, without par value.  As of October 20, 2009, there were 261,422,222 of our common shares outstanding. For a description of our common shares, see “Description of Common Shares” on page 25 of the related prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is CIBC Mellon Trust Company, 320 Bay Street, P. O. Box 1, Toronto, Ontario M5H 4A6, Canada.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus supplement, which means that information included in those reports is considered part of this prospectus supplement.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in a report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in connection with such information, until all of the securities offered pursuant to this prospectus supplement have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 27, 2009;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed with the SEC on May 15, 2009 and August 14, 2009, respectively;

3.
Our Current Reports on Form 8-K, filed with the SEC on January 5, 2009, February 13, 2009, February 19, 2009, February 24, 2009, February 25, 2009, March 25, 2009, June 4, 2009, June 26, 2009, July 20, 2009, July 30, 2009, September 15, 2009 (Items 1.01, 8.01 and 9.01 only) and October 2, 2009; and

4.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced, as applicable, for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.  Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus supplement, each such statement being qualified in all respects by such reference.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein.  You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus supplement.  This prospectus supplement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and our securities.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room located at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

PROSPECTUS

APOLLO GOLD CORPORATION

$100,000,000 Debt Securities, Common Shares and Warrants

28,675,000 Shares of Common Shares Offered by the Selling Shareholder

Apollo Gold Corporation (together with its subsidiaries, “Apollo Gold,” “we,” “us,” or “our company”) may use this prospectus to offer and sell from time to time our debt securities, common shares or warrants, in one or more transactions up to a total dollar amount of $100,000,000.  The selling shareholder identified on page 27 may also use this prospectus to offer and sell an aggregate of up to 28,675,000 shares of our common shares.  Apollo Gold Corporation will not receive any proceeds from the sale of the shares being sold by the selling shareholder.

This prospectus provides you with a general description of the securities that we may offer.  The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus.  You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.”  On April 21, 2008, the closing price for our common shares on the American Stock Exchange was $0.68 per share and the closing price on the Toronto Stock Exchange was Cdn$0.68 per share.

The selling shareholder may sell the shares in transactions on the American Stock Exchange or the Toronto Stock Exchange and by any other method permitted by applicable law. The selling shareholder may sell the shares at prevailing market prices or at prices negotiated with purchasers and will be responsible for any commissions or discounts due to brokers or dealers. The amount of these commissions or discounts cannot be known at this time because they will be negotiated at the time of the sales.  See “Plan of Distribution” beginning on page 28.

References in this prospectus to “$” are to United States dollars.  Canadian dollars are indicated by the symbol “Cdn$”.

This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

The securities offered in this prospectus involve a high degree of risk.  You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2008.

S-1

TABLE OF CONTENTS

You should rely only on information contained or incorporated by reference in this prospectus.  Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

Neither we nor the selling shareholder are making an offer of these securities in any jurisdiction where the offering is not permitted.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the dates of the documents incorporated by reference.

-i-

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process on Form S-3.  Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000.  In addition, St Andrew Goldfields may from time to time offer and sell up to 28,675,000 shares of our common shares in one or more underwritten offerings under this registration statement.

This prospectus provides you with a general description of the securities that we or St Andrew Goldfields may offer.  Each time that we or St Andrew Goldfields sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement also may add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities.  See “Where You Can Find More Information” for more information.  We or St Andrew Goldfields may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC’s website, located at http://www.sec.gov, or at the SEC’s offices referenced under the heading “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we sometimes refer to in this prospectus as the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Unites States Securities and Exchange Commission (which we sometimes refer to in this prospectus as the “SEC”).  The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available.  Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus.  This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus.  Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007;

2.	Our Current Report on Form 8-K filed with the SEC on March 31, 2008; and

3.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.  Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you.  You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts.  Words such as “anticipates,” “expects,” “intends,” and similar expressions identify forward-looking statements.  These statements include comments regarding:

•	future timing and operational results and cash flows from the Montana Tunnels mine;
•	the establishment and estimates of mineral reserves and resources;
•	the timing of completion of a Black Fox feasibility study;
•	production and production costs;
•	daily production and mill throughput rates;
•	cash operating costs;
•	total cash costs;
•	grade of ore mined and milled;
•	grade of concentrates produced;
•	anticipated expenditures for development, exploration, and corporate overhead;
•	timing and issue of permits;
•	expansion plans for existing properties;
•	plans for Black Fox and Huizopa, including drilling;
•	estimates of closure costs;
•	future financing of projects at Apollo;
•	liquidity;
•	estimates of environmental liabilities;

•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors impacting our results of operations; and
•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;
•	significant increases or decreases in gold prices and zinc prices;
•	changes in interest and currency exchange rates;
•	timing and amount of production;
•	unanticipated grade changes;
•	unanticipated recovery or production problems;
•	operational problems at our mining property;
•	metallurgy, processing, access, availability of materials, equipment, supplies and water;
•	determination of reserves;
•	changes in project parameters;
•	costs and timing of development of new reserves;
•	results of current and future exploration activities;
•	results of pending and future feasibility studies;
•	joint venture relationships;
•	political or economic instability, either globally or in the countries in which we operate;
•	local and community impacts and issues;
•	timing of receipt of government approvals;
•	accidents and labor disputes;
•	environmental costs and risks;
•	competitive factors, including competition for property acquisitions;
•	availability of external financing at reasonable rates or at all; and
•	the factors discussed in this prospectus under the heading “Risk Factors.”

Many of these factors are beyond our ability to control or predict.  These factors are not intended to represent a complete list of the general or specific factors that may affect us.  We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement.  We undertake no obligation to update forward-looking statements.

APOLLO GOLD CORPORATION

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936.  In May 2003, it reincorporated under the laws of the Yukon Territory.  Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252.  Apollo Gold Corporation maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656.  Our internet address is http://www.apollogold.com.  Information contained on our website is not a part of this prospectus.

Apollo is engaged in gold mining including extraction, processing, refining and the production of by-product metals, as well as related activities including exploration and development.  The Company is the operator of the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC.  The Mine is an open pit mine and mill producing gold doré and lead-gold and zinc-gold concentrates.

Apollo has a development project, the Black Fox Project, which is located near the Township of Matheson in the Province of Ontario, Canada.  Apollo also owns Mexican subsidiaries which own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico.  The Huizopa project is subject to an 80% Apollo/20% Mineras Coronado joint venture agreement.

RISK FACTORS

An investment in the securities involves a high degree of risk.  You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities.  In addition to historic information, the information in this prospectus contains “forward looking” statements about our future business and performance.  Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus.  The risks below address some of the factors that may affect our future operating results and financial performance.

We have a history of losses.

With the exception of the most recent fiscal year during which we had a net income of $2,416,000, we have incurred significant losses.  Our net losses were $15,587,000 and $22,208,000 for the years ended December 31, 2006 and 2005, respectively.  There can be no assurance that we will achieve or sustain profitability in the future.

We have experienced operational problems at our Montana Tunnels mine.

Since the sale of our Florida Canyon and Standard mines in November 2005, all of our revenues have been derived from our milling operations at the Montana Tunnels mine, which is a low grade mine.  Historically, the Montana Tunnels mine has been unprofitable.  During 2004, we experienced problems related to the milling of low-grade ore at the Montana Tunnels mine, which negatively affected our revenues and earnings.  Throughout 2005, we experienced operational problems, particularly in the open pit, leading to the suspension of mining on October 21, 2005 for safety reasons due to increased wall activity in the open pit.  After the suspension of mining and until May 12, 2006, we were able to continue to produce gold doré, lead-gold and zinc-gold concentrates from milling low grade stockpiled ore.  However, on May 12, 2006, all operations ceased at the mine and it was placed on care and maintenance.  On July 28, 2006, we entered into a joint venture agreement with Elkhorn Tunnels, LLC, in respect of the Montana Tunnels mine pursuant to which Elkhorn Tunnels made financial contributions in exchange for a fifty percent interest in the mine.  Mill operations recommenced in March 2007, however there can be no assurances that we will not encounter additional operational problems at our Montana Tunnels mine.

Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We historically have derived all of our revenues from the sale of gold, silver, lead and zinc, and our development and exploration activities are focused on gold. As a result, our future earnings are directly related to the price of gold. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;
•	central bank lending, sales and purchases of gold;
•	forward sales of gold by producers and speculators;
•	production and cost levels in major gold-producing regions; and
•	rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;
•	expectations of the future rate of inflation (if any);

•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;
•	interest rates; and
•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing stock of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties.

We do not currently have sufficient funds to complete all of our planned development activities at Black Fox and our planned exploration activities at Huizopa or to develop a mine at Black Fox. The development of Black Fox and exploration of Huizopa will require significant capital expenditures. Sources of external financing may include bank and non-bank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Substantially all of our assets are pledged to secure our indebtedness.

Substantially all of the Montana Tunnels assets and our Black Fox property are pledged to secure indebtedness outstanding under the Facility Agreement, dated October 12, 2007, by and among Montana Tunnels Mining, Inc., Apollo, Apollo Gold, Inc., a wholly owned subsidiary of Apollo, RMB Australia Holdings Limited and RMB Resources Inc. Since these assets represent substantially all of our assets, we will not have access to additional secured lending until this indebtedness is repaid, which may require us to raise additional funds through unsecured debt and equity offerings. Default under our debt obligations would entitle our lenders to foreclose on our assets. The inability to raise additional working capital or the foreclosure of our assets could have a material adverse effect on our financial condition and results of operations.

Our Huizopa exploration project is subject to political and regulatory uncertainty.

Our Huizopa exploration project is located in the northern part of the Sierra Madres in the State of Chihuahua, Mexico.  There are numerous risks inherent in conducting business in Mexico, including political and economic instability, exposure to currency fluctuations, greater difficulties in accounts receivable collection, difficulties in staffing and managing operations and potentially adverse tax consequences.  In addition, our ability to explore and develop our Huizopa exploration project is subject to maintaining satisfactory relations with the Ejido Huizopa, which is a group of local inhabitants who under Mexican law are granted rights to conduct agricultural activities and control surface access on the property.  In 2006, we entered into an agreement with the Ejido Huizopa pursuant to which we agreed to make annual payments to the Ejido Huizopa in exchange for the right to use the land covering our mining concessions for all activities necessary for the exploration, development and production of potential ore deposits.  There can be no assurances that the Ejido Huizopa will continue to honor the agreement.  If we are unable to successfully manage our operations in Mexico or maintain satisfactory relations with the Ejido Huizopa, our development of the Huizopa property could be hindered or terminated and, as a result, our business and financial condition could be adversely affected.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit, and lead to a reduction in reserves. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition, including difficulty in obtaining financing and a decrease in our stock price. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future.

Each of these factors also applies to future development properties not yet in production and to the Montana Tunnels mine expansion. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

We are engaged in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations.  Decisions about the development of Black Fox and other future projects are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow.  Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis.  We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates.  It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.  There can be no assurance that the Black Fox property that we are developing will be profitable.

Mineral exploration in general, and gold exploration in particular, is speculative and is frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive.  There can be no assurance that our mineral exploration efforts will be successful.  If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change.  Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities.  As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects.  During this period, we have not generated sufficient revenues to cover our expenses and costs.

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Our share price has declined significantly since 2004, and in 2007 the price of our common shares fluctuated from a low of $0.36 per share to a high of $0.78 per share.  Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved.  These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries.  Our share price is also likely to be significantly affected by short-term changes in gold and zinc prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities.  We could in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The existence of outstanding rights to purchase common shares may impair our share price and our ability to raise capital.

As of April 14, 2008, approximately 36.6 million of our common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.20 to $2.24. In addition, there are approximately 15.3 million common shares issuable upon the conversion of the $7.7 million outstanding principal amount of convertible debentures issued February 23, 2007 at the option of the holder at a conversion price of $0.50 per share.  During the term of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders.  Our ability to obtain additional equity financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares.  The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into our common shares, such as share purchase warrants or convertible notes.  There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872.  Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law.  Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government.  The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.  In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law.  Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future.  If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims.  If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that our rights to mine on any of our properties are in doubt, title to mining properties are subject to potential claims by third parties.  In September 2006, five of our claims associated with our Black Fox Project were listed as reopened for staking on the Ministry of Northern Development and Mines (MNDM) website.  These claims totaling 185 acres were immediately staked by local prospectors. None of our reserves are located on these claims.  Four of these overstaked claims have since been returned to us.  We are negotiating with the overstaker with respect to the remaining claim; however, no guarantee can be made that such negotiations will be successful.  It is our opinion that these claims were erroneously listed as open.  We are working diligently to resolve this matter.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, purchase price installments, exploration expenditures, or other fees.  If we fail to make these payments when they are due, our rights to the property may lapse.  There can be no assurance that we will always make payments by the requisite payment dates.  In addition, some contracts with respect to our mineral properties require development or production schedules.  There can be no assurance that we will be able to meet any or all of the development or production schedules.  Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

We face substantial governmental regulation.

Safety.  Our U.S. mining operation is subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA.  We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations.  We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority.  The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine.  Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive.  We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

Some of our properties are located in historic mining districts with past production and abandoned mines.  The major historical mine workings and processing facilities owned (wholly or partially) by us in Montana are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability.  We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. MDEQ is also contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”).  In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA.  In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository.  However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future.  We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990.  Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards.  We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time.  We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business.  Expenses associated with the compliance with new laws or regulations could be material.  Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability.  We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that occur as a result of our mineral exploration and production.  To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations.  If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.  The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits.  All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities.  We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities.  It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time.  Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities.  The posting of bonds in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties.  In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities.  Because we face strong competition for new properties from other mining companies, most of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development.  We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers.  We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

There may be certain tax risks associated with investments in our company.

Potential investors that are U.S. taxpayers should consider that we could be considered to be a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. Although we believe that we currently are not a PFIC, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our ability to predict or control, and we can not assure you that we are not currently a PFIC or that will not become a PFIC in the future. If we are or become a PFIC, a U.S. taxpayer who disposes of (or is deemed to dispose of) our common shares at a gain or who receives a so-called “excess distribution” on our common shares generally would be subject to a special adverse tax regime. Such gains and excess distributions would be allocated ratably to the U.S. taxpayer’s holding period. The portion of any such gains and excess distributions allocated to the current year would be includible as ordinary income in the current year. Prior years’ allocations would be taxed at the highest marginal rate applicable to ordinary income for each such year and would be subject to interest charges to reflect the value of the U.S. income tax deferral. Additional special adverse rules also apply to investors who are U.S. taxpayers who own our common shares if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special estate tax rules could be applicable to our common shares if we are a PFIC.

Possible hedging activities could expose us to losses.

In connection with our $8.0 million borrowing with RMB Australia Holdings Limited in October 2007, we were required to enter into hedges of approximately 65% and 40%, respectively, of our share of lead and zinc production from the Montana Tunnels mine during the 12 months following the date of the borrowing.  In the future, we may enter into precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments.  There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations.  Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production.  This limitation would limit our revenues and profits.  Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts.  Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability.  For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance.  To the extent we are subject to environmental liabilities, we would have to pay for these liabilities.  Moreover, in the event that we are unable to fully pay for the cost of remediating an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation.  While our principal executive officer is located in the United States, many of our assets are located outside of the United States.  Additionally, a number of our directors are residents of Canada.  It might not be possible for investors in the United States to collect judgments obtained in United States courts predicated on the civil liability provisions of U.S. securities legislation.  It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors.  Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts identified in this prospectus or documents incorporated by reference herein, in United States courts would be limited to the assets, or the assets of such persons or corporations, as the case might be, in the United States.  The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to fixed charges for the periods indicated are as follows:

	Year Ended December 31,
	2007		2006		2005		2004		2003
Ratio of Earnings to Fixed Charges	1.2	x	—	(1)	—	(1)	—	(1)	—	(1)

(1)  Our earnings were insufficient to cover fixed charges by the following amounts for the years ended December 31,

2006	2005	2004	2003

$12,560,000	$13,428,000	$27,043,000	$15,585,000

The computation of earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis.  For purposes of computing these ratios, earnings consist of operating income before income taxes plus fixed charges.  Fixed charges consist of interest charges which include accretion on convertible debentures.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our properties, acquisition, exploration and development of additional properties or interests, working capital and general corporate purposes.  Pending the application of the net proceeds, we expect to invest the proceeds in short-term, investment-grade, interest-bearing instruments, or other investment-grade securities.

The selling shareholder will receive all of the proceeds from the sales of the shares of common shares offered by it.  We will not receive any proceeds from the sales of the common shares by the selling shareholder.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series.  The following description summarizes the general terms of the debt securities that we may offer pursuant to this prospectus that are common to all series.  The particular terms of any series of our debt securities will be described in the prospectus supplement relating to those debt securities.  We urge you to read the applicable prospectus supplement for the terms of the series of debt securities offered because the terms of specific series of debt securities may differ from the general information that we have provided below.

We conduct substantially our operations in the United States and Mexico through subsidiaries.  As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries.  Claims of creditors of our subsidiaries other than us may include substantial amounts of long-term debt, commercial paper and other short-term borrowings.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.”  An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us.  The debt securities will be issued pursuant to an indenture that we will enter into with a trustee, which we will select.  When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities.  The trustee has two main roles.  First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture.  Second, the trustee performs certain administrative duties for us with respect to the debt securities.

A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement.  If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

The following section is a summary of the principal terms and provisions that will be included in the indenture, unless otherwise provided in any applicable prospectus supplement.  Because this section is a summary, it does not describe every aspect of the debt securities or the indenture.  We urge you to read the indenture and any supplement thereto that are applicable to you.  The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt.  The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities.  The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities.  These terms may include:

•	the title of the debt securities;
•	any limit upon the aggregate principal amount of the debt securities;
•	the date or dates, or the method of determining the dates, on which the debt securities will mature;
•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;
•	if a debt security is issued with original issue discount, the yield to maturity;
•	the places where payments may be made on the debt securities;
•	any mandatory or optional redemption provisions applicable to the debt securities;
•	any sinking fund or analogous provisions applicable to the debt securities;
•	any conversion or exchange provisions applicable to the debt securities;
•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;
•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;
•
if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;
•
whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;
•
whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000.  Debt securities may bear legends required by U.S. federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity.  The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for these purposes, without the payment of any service charge, except for any tax or governmental charges.  The senior trustee initially will be the designated security registrar in the United States for the senior debt securities.  The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities.  Except as provided below, bearer debt securities will have outstanding coupons.  If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•
issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business:

•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•
if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

•
register the transfer, or exchange, of any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent.  Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States.  Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded.  If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment.

Global Securities

A global security represents one or any other number of individual debt securities.  Generally all debt securities represented by the same global securities will have the same terms.  Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select.  The financial institution that we select for this purpose is called the depositary.  Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise.  As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security.  Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary.  Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct.  On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement.  No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•
if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security.  The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

“United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

Bearer Securities.  The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form.  We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

U.S. Book-Entry Securities.  Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee.  Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee.  The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by our company, if these debt securities are offered and sold directly by our company.

Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants.  In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture.  Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities.  Owners of U.S. book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form.  These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary.  We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Covenants of the Company

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that:

•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.

The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture.  A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture.  The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.

Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding.  However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust;

•	register the transfer or exchange of the debt securities;

•	replace mutilated, destroyed, lost or stolen debt securities; and

•	maintain a registrar and paying agent in respect of the debt securities.

Each indenture also permits our company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants.  To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities.  As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred.  In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 30 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice.  If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived.  However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default.  The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity.  Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture.  However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series.  However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the terms of any conversion right;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

•
change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

The indentures contain provisions for convening meetings of the holders of debt securities of a series.  A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below.  Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting.  A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days.  If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days.  Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series.  Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons.  The indentures provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class.  For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice.  Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

Title to any bearer debt securities and any related coupons will pass by delivery.  We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar.  Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar.  In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

The indentures, the debt securities, and the coupons will be governed by, and construed under, the laws of the State of New York without regard to the principles of conflicts of laws.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured.  The subordinated debt securities will be subordinate in right of payment to all senior indebtedness.  In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness.  The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries, if any, with regard to the assets of our subsidiaries.  Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness.  Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture.  However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities.  Senior indebtedness will also not include:

•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our company.

The senior debt securities constitute senior indebtedness under the subordinated indenture.  A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full.  We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing.  Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness.  If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities.  Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment.  Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their respective interests may appear.  However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness.  If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration.  We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration.  Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities.  In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value.  As of April 14, 2008, there were 160,975,757 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company.  In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of the company’s shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Incorporation.  Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo Gold, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Apollo Gold common shares are not redeemable or convertible.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you.  We urge you to read our Articles of Incorporation, as amended, and our By-laws, because they, and not this description, define your rights as a holder of our common shares.  See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario, Canada M5H 4A6, is the transfer agent and registrar for our common shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common shares or units consisting of any combination of the foregoing securities.  Each series of warrants will be issued under a separate warrant agreement.  The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

(1)	the number of warrants offered;
(2)	the price or prices at which the warrants will be issued;
(3)	the currency or currencies in which the prices of the warrants may be payable;
(4)	the securities for which the warrants are exercisable;
(5)	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;
(6)	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise;

(7)	the events or conditions under which the amount of securities may be subject to adjustment;
(8)	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
(9)	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;
(10)	any material risk factors relating to such warrants;
(11)	if applicable, the identity of the warrant agent; and
(12)	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants.  The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

SELLING SHAREHOLDER

The following table sets forth, as of April 14, 2008:

•	The name of the selling shareholder;

•	The number of shares and the percentage of shares beneficially owned by the selling shareholder;

•	The maximum number of shares that may be offered by the selling shareholder;

•	The number of shares and the percentage of shares to be beneficially owned by the selling shareholder after the sale of all the shares.

The selling shareholder may offer and sell, from time to time, some or all of the shares covered by this prospectus.  The actual number of shares, if any, to be offered by the selling shareholder and the number of shares and the percentage of shares to be beneficially owned by the selling shareholder following such offering will be disclosed in an applicable prospectus supplement.  We have registered the shares covered by this prospectus for offer and sale by the selling shareholder so that those shares may be freely sold to the public by it.  Registration of the shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

	Shares Beneficially Owned (1)		Common Shares Offered Hereby	Shares Beneficially Owned After Sale of Common Shares Offered Hereby
Name and Address of Beneficial Owner	Number	Percentage (3)	Number	Number (2)	Percentage

St Andrew Goldfields Ltd. 1540 Cornwall Road Suite 212 Oakville, Ontario Canada L6J 7W5	28,675,000	17.8%	28,675,000	-0-	0%

(1) Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.
(2) Assumes that all of the shares currently beneficially owned by the selling shareholder and registered hereunder are sold and the selling shareholder acquires no additional common shares before the completion of this offering.
(3) The percentage ownership for the selling shareholder is based on 160,975,757 common shares outstanding as of April 14, 2008.

PLAN OF DISTRIBUTION

We and the selling shareholder may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We and the selling shareholder may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We and the selling shareholder may offer securities in the same offering, or we and the selling shareholder may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

the offeror(s) of the securities;

the terms of the securities to which the prospectus supplement relates;

the name or names of any underwriters;

the purchase price of the securities (if then known) and the proceeds to be received from the sale;

any underwriting discounts and other items constituting underwriters’ compensation; and

any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by our company or the selling shareholder or through agents designated by our company or the selling shareholder from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company or the selling shareholder to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We or the selling shareholder may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company or the selling shareholder at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company or the selling shareholder against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market.  Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL MATTERS

Lackowicz, Shier & Hoffman, Yukon Territory, Canada, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion on the financial statements and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada - United States of America Reporting Differences referring to changes in accounting principles and substantial doubt on the Company's ability to continue as a going concern, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our reserves at December 31, 2007 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, were prepared by us and audited by SRK Consulting (US), Inc. All information regarding reserves incorporated by reference herein is in reliance upon the authority of that form as experts in such matters.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus.  We have authorized no one to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

APOLLO GOLD CORPORATION

$100,000,000 Debt Securities, Common Shares and Warrants

28,675,000 Shares of Common Shares Offered by Selling Shareholder

PROSPECTUS